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                                                                     EXHIBIT 3.2

                              RESOLUTIONS ADOPTED
                                     BY THE
                               BOARD OF DIRECTORS
                                       OF
                           LASER VISION CENTERS, INC.

                              AMENDMENT TO BYLAWS

     WHEREAS, the Board of Directors recognizes the significant legal risks and potential liabilities to which officers, directors, employees and agents acting on the Company's behalf may be exposed due to their positions and service to the Company; and

     WHEREAS, Section 145 of the General Corporation Law of the State of Delaware under which the Company is organized empowers the Company to indemnify its officers, directors, employees and agents for certain expenses and costs arising out of legal proceedings brought against them by reason of their status or service to the Company; and

     WHEREAS, the Board of Directors has reviewed the Company's Bylaws and determined that to assist the Company in attracting and retaining talented and experienced individuals to serve as directors, employees and agents of the Company it is necessary and appropriate and in the best interests of the Company and its stockholders to amend the Bylaws of the Company to provide for certain indemnification rights of such persons.

     NOW THEREFORE, be it

     RESOLVED, that the Bylaws of the Company be, and they hereby are, amended by adding to such Bylaws a new Article VII to read in its entirety as set forth on Exhibit A hereto; and be it

     FURTHER RESOLVED, that the Secretary of the Company be, and he hereby is, authorized and directed to include the foregoing amendment in the Bylaws of the Company and place the amended Bylaws in the minute book of the Company; and be it

     FURTHER RESOLVED, that the officers of the Company be, and they hereby are, authorized and directed to perform such other acts and to execute such other documents and agreements as they or any of them may deem necessary or appropriate for the purpose of carrying out the intent of each of the foregoing resolutions; and be it

     FURTHER RESOLVED, that the officers of the Company be, and they hereby are authorized and directed, in the name and on behalf of the Company, to deliver any of the foregoing resolutions duly certified by the Secretary of the Company to such persons as they may deem advisable.

               INDEMNIFICATION OF CERTAIN OFFICERS OF THE COMPANY

     WHEREAS, in April 2000 the Company was served with an administrative complaint (the "Complaint") issued by the Center for Devices and Radiological Health for the United States Food and Drug Administration (the "FDA") relating to the Company's prior use of so-called "international cards" with software which enabled excimer lasers owned and operated by the Company and its subsidiaries to be used to perform laser eye surgeries for higher myopia cases (greater than -6.0 diopters) than initially approved by the FDA prior to January 1998; and

     WHEREAS, the Complaint, among other things, seeks civil penalties not to exceed $1 million from each of the Company and four named executives of the
Company: John J. Klobnak, James C. Wachtman, Robert W. May and Rikki L. Bradley (the "Executives"); and

     WHEREAS, the Board of Directors has carefully considered the facts and circumstances relating to the Complaint and has determined, based upon evidence brought to the Board's attention to date, that the
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Executives acted in the matter in good faith and in a manner they reasonably believed to be in the best interests of the Company;

     WHEREAS, Section 145 of the General Corporation Law of the State of Delaware under which the Company is organized empowers the Company to indemnify its officers, directors, employees and agents for certain expenses and costs arising out of legal proceedings brought against them by reason of their status or service to the Company; and

     WHEREAS, the Board of Directors has determined that it is necessary and appropriate and in the best interests of the Company and its stockholders to indemnify the Executives with respect to the Complaint and matters arising out of or related thereto.

     NOW THEREFORE, be it

     RESOLVED, that each of the Executives shall be indemnified by the Company to the fullest extent permitted by law with respect to all matters contained in the Complaint and any matter arising out of or related thereto; and be it

     FURTHER RESOLVED, that in connection with such indemnification each of the Executives shall be entitled to the full protection of the provisions of Article VII of the Company's Bylaws adopted by the Board of Directors on the date hereof and set forth on Exhibit A hereto, including without limitation the right of each Executive to be paid by the Company the expenses incurred in any such proceeding in advance of its final disposition; and be it

     FURTHER RESOLVED, that the officers of the Company be, and they hereby are, authorized and directed to perform such other acts and to execute such other documents and agreements as they or any of them may deem necessary or appropriate for the purpose of carrying out the intent of each of the foregoing resolutions; and be it

     FURTHER RESOLVED, that the officers of the Company be, and they hereby are authorized and directed, in the name and on behalf of the Company, to deliver any of the foregoing resolutions duly certified by the Secretary of the Company to such persons as they may deem advisable.

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                                                                       EXHIBIT A

                                  ARTICLE VII

                         INDEMNIFICATION AND INSURANCE

     1. RIGHT TO INDEMNIFICATION. Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the Corporation or is or was a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized or permitted by the General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than the General Corporation Law permitted to the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees and expenses, judgments, fines, ERISA excise taxes and penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors, and administrators; provided, however, that, except as provided in paragraph (2) of this Article VII, the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation. The right to indemnification conferred in this Article VII shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that, if the General Corporation Law requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service is or was rendered by such person while a director or officer, including, without limitation, served to an employee benefit plan) in advance of the final disposition of a proceeding, shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it ultimately shall be determined that such director or officer is not entitled to be indemnified under this Article VII or otherwise. The Corporation may, by action of its Board of Directors, provide indemnification to employees and agents of the Corporation with the same scope and effect as the foregoing indemnification of directors and officers.

     2. RIGHT OF CLAIMANT TO BRING SUIT. If a claim under paragraph (1) of this Article VII is not paid in full by the Corporation within thirty days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the General Corporation Law for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the General Corporation Law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

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     3.  NON-EXCLUSIVITY OF RIGHTS.  The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Article VII shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, by-law, agreement, vote of stockholders or disinterested directors or otherwise.

     4. INSURANCE. The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the General Corporation Law.

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